Exhibit 99.1

NEWS RELEASE February 2, 2007

Media Contact:
Jared Matkin, Overstock.com, Inc.
+1 (801) 947-3880
jmatkin@overstock.com

Investor Contact:
Kevin Moon, Overstock.com, Inc.
+1 (801) 947-3282
kmoon@overstock.com

Overstock.com Elects Clay Corbus to the Board of Directors

SALT LAKE CITY (March 9, 2007) — Overstock.com, Inc. (NASDAQ: OSTK) reported today that the Board of Directors has appointed Mr. Barclay (Clay) F. Corbus to serve as an independent director in a term beginning March 9, 2007 and ending in 2009.  The Board of Directors also appointed Mr. Corbus to serve on the Audit Committee.

Mr. Corbus is the Co-Chief Executive Officer of WR Hambrecht + Co, an investment bank. Prior to joining WR Hambrecht + Co in March 1999, Clay was in the investment banking group at Donaldson, Lufkin and Jenrette.  Clay also worked at Microsoft and consulted for many small businesses. Clay graduated from Dartmouth College with an AB in Government and has an MBA in Finance from Columbia Business School.

“Clay was one of the bankers that took us public using WR Hambrecht’s auction process,” said Patrick Byrne.  “In the years since then, I’ve valued his advice from the sideline and feel fortunate to have him on the board as a more active participant.”

About Overstock.com

Overstock.com, Inc. is an online “closeout” retailer offering discount, brand-name merchandise for sale over the Internet.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com.

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Overstock.com is a registered trademark of Overstock.com, Inc.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the term that Mr. Corbus will serve on the Company’s board, as well as all such other risks as identified in our Form 10-K for the year ended December 31, 2005, and all our subsequent filings with the Securities and Exchange Commission, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.